Exhibit 99.1

Allurion Reports Third Quarter 2023 Financial Results and Provides Business Update

Completed NYSE listing and business combination generating $92M in net proceeds

Generated 40% sequential revenue growth in first quarter as a public company

Completed enrollment in AUDACITY FDA pivotal trial for Allurion Balloon

Launched Coach Iris, a conversational, 24/7, and generative AI-powered weight loss coach

Natick, MA – November 13, 2023 – Allurion Technologies, Inc. (NYSE: ALUR) (“Allurion”), a company dedicated to ending obesity, today announced its financial results for the third quarter ended September 30, 2023 and provided a business update.

Third Quarter Highlights

•
Completed business combination with Compute Health Acquisition Corp. (“Compute Health”) and began trading on the New York Stock Exchange in August under the ticker ALUR.
•
Generated $18.2 million of revenue in the third quarter of 2023, representing a 40% sequential increase from the second quarter of 2023 and a 13% increase from $16.1 million in the third quarter of 2022.
•
Completed enrollment in the AUDACITY trial, a randomized, pivotal controlled trial designed to support a premarket approval application (PMA) for the Allurion Balloon to the U.S. Food and Drug Administration.
•
Launched Coach Iris, a conversational, 24/7, generative AI-powered weight loss coach powered by GPT and fine-tuned to Allurion’s proprietary behavior change program.
•
Strengthened the board of directors with the appointment of Omar Ishrak, former Chairman and CEO of Medtronic, serial entrepreneur Doug Hudson, founder of Tend and founding CEO of SmileDirectClub, and Nick Lewin, Chairman of Establishment Labs, Inc.
•
9 abstracts accepted for presentation at the International Federation for the Surgery of Obesity and Metabolic Disorders (IFSO), including new data on over 5,000 patients treated with the Allurion Program and combination therapy using Allurion and GLP-1 medications

“The third quarter of 2023 was transformative for Allurion, as we made our debut as a public company on the New York Stock Exchange. With the capital we have raised, we are investing in the business, and I’m excited to see the results from that in 2024,” said Shantanu Gaur, Founder and Chief Executive Officer of Allurion. “In the past year, we have launched several initiatives to expand the distribution of the Allurion Program globally, advance our artificial intelligence platform, and improve patient outcomes. With unprecedented interest in weight loss globally, this is an ideal time to be pursuing these initiatives at Allurion.”

“The market for cash-pay weight loss interventions is highly dynamic,” Gaur continued. “Increased consumer interest in weight loss due to the proliferation of GLP-1 drugs should be a strong net tailwind in the long run, but we are in the midst of some headwinds that are leading to a short-term reduction in demand for elective procedures, including lower consumer spending and higher interest rates leading to constraints in procedure financing. However, as we continue to see patients respond well to the Allurion Program, I am highly confident about our prospects for 2024 and beyond.”

Third Quarter Financial Results

Total revenue for the quarter ended September 30, 2023 was $18.2 million compared to $16.1 million for the same period in 2022, and $13.0 million for the second quarter of 2023.

Gross profit for the third quarter was 77%, compared to 78% for the same period in 2022.

Sales and marketing expenses for the third quarter decreased approximately $1.7 million to $14.0 million compared to $15.7 million for the same period in 2022, driven by our decision to delay investment while completing the business combination with Compute Health.

Research and development expenses for the third quarter increased approximately $2.1 million to $7.2 million compared to $5.1 million for the same period in 2022, primarily due to an increase in costs related to the AUDACITY FDA trial.

General and administrative expenses for the third quarter increased approximately $15.1 million to $18.9 million compared to $3.8 million in the third quarter of 2022. The increase in general and administrative expenses was primarily due to $10 million in transaction related expenses and stock-based compensation expense related to the business combination with Compute Health, and other administrative costs as we began to operate as a publicly traded company.

Loss from operations for the third quarter was $26.2 million compared to $12.0 million in the same period in 2022. Loss from operations includes $10 million in transaction related expenses and stock-based compensation expenses incurred in connection with the business combination with Compute Health.

Allurion’s cash balance on September 30, 2023, was $79.9 million. Cash increased $72.2 million from December 31, 2022 as a result of the completion of the business combination with Compute Health in August 2023.

Revenue for the nine-month period ended September 30, 2023, was $45.2 million, essentially even with the same period of 2022.

Conference Call and Webcast Details

Allurion management will host a conference call at 8:30 a.m. ET today, November 13, 2023.

To access the conference call by telephone, please dial (888) 330-3417 (domestic) or +1 646 960 0804 (international) and reference Access Code 1905455. To listen to the conference call via live audio webcast, please visit the Events section of Allurion’s Investor Relations website at https://investors.allurion.com.

A replay of the conference call will be available by telephone by dialing (800) 770 2030 (domestic) or +1 647 362 9199 (international) and using Access Code 1905455. The archived webcast will also be available on Allurion’s Investor Relations website mentioned above.

About Allurion

Allurion is dedicated to ending obesity. The Allurion Program is a weight loss platform that features the Allurion Gastric Balloon, the world’s first and only swallowable, procedure-less intragastric balloon for weight loss, and offers access to the Allurion Virtual Care Suite including the Allurion Mobile App for consumers, Allurion Insights for health care providers featuring the Iris AI Platform, and the Allurion Connected Scale and Health Tracker devices. The Allurion Virtual Care Suite is also available to providers separately from the Allurion Program to help customize, monitor and manage weight loss therapy for patients regardless of their treatment plan: gastric balloon, surgical, medical or nutritional.

For more information about Allurion and the Allurion Virtual Care Suite, please visit www.allurion.com.

Allurion is a trademark of Allurion Technologies, Inc. in the United States and countries around the world.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although Allurion believes that it has a reasonable basis for each forward-looking statement contained in this press release, Allurion cautions you that these statements are based on a combination of facts and factors currently known by it and its projections of the future, about which it cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding: Allurion’s ability to complete the AUDACITY trial and support a PMA submission; the impact of investments and initiatives on distribution of the Allurion Program, advancement of its artificial intelligence platform, and improvement of patient outcomes; and the market for our products and weight-loss solutions, including GLP-1 drugs and elective procedures. Allurion cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the ability of Allurion to maintain its listing on the New York Stock Exchange; the effect of COVID-19, the Russia and Ukraine war and the Israel-Hamas war on Allurion’s business and financial results; the outcome of any legal proceedings against Allurion; and those factors discussed under the heading “Risk Factors” in the Proxy Statement and Prospectus filed pursuant to Rule 424B(3) with the Securities and Exchange Commission (“SEC”) on July 7, 2023 and other filings with the SEC. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that Allurion will achieve its objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent Allurion’s views as of the date of this press release. Allurion anticipates that subsequent events and developments will cause its views to change. However, while Allurion may elect to update these forward-looking statements at some point in the future, Allurion has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Allurion’s views as of any date subsequent to the date of this press release.

US Media

Brian Ruby
ICR
(203) 682-8268
brian.ruby@icrinc.com

Global Media
Cedric Damour
PR Manager
+33 7 84 21 02 20
cdamour@allurion.com

Investor Contact

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

ALLURION TECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2023 and 2022

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$18,200	$16,064	$45,232	$45,027
Cost of revenue	4,232	3,474	10,165	9,545
Gross profit	13,968	12,590	35,067	35,482
Operating expenses:
Sales and marketing	13,989	15,686	36,127	35,464
Research and development	7,191	5,069	21,623	11,234
General and administrative	18,942	3,820	30,657	10,646
Total operating expenses:	40,122	24,575	88,407	57,344
Loss from operations	(26,154)	(11,985)	(53,340)	(21,862)
Other (expense) income:
Interest expense, net	(2,586)	(1,139)	(7,331)	(2,666)
Changes in fair value of warrants	3,868	67	2,189	101
Changes in fair value of debt	(6,008)	—	(3,751)	—
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(2,040)	—	(2,040)	—
Changes in fair value of earn-out liabilities	24,330	—	24,330	—
Termination of convertible note side letters	(9,466)	—	(17,598)	—
Loss on extinguishment of debt	(3,929)	—	(3,929)	—
Other (expense) income, net	389	(420)	133	(874)
Total other (expense) income:	4,558	(1,492)	(7,997)	(3,439)
Loss before income taxes	(21,596)	(13,477)	(61,337)	(25,301)
Provision for income taxes	(34)	(95)	(90)	(95)
Net loss and comprehensive loss	(21,630)	(13,572)	(61,427)	(25,396)
Cumulative undeclared preferred dividends	(255)	(733)	(1,697)	(2,175)
Net loss attributable to common shareholders	$(21,885)	$(14,305)	$(63,124)	$(27,571)
Net loss per share
Basic and diluted	$(0.54)	$(0.53)	$(2.00)	$(1.03)
Weighted-average shares outstanding	40,335,457	26,930,318	31,558,538	26,888,896
Basic and diluted

ALLURION TECHNOLOGIES, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$79,866	$7,685
Accounts receivable, net of allowance of doubtful accounts of $5,694 and $741, respectively	27,644	29,346
Inventory, net	4,019	3,865
Prepaid expenses and other current assets	2,288	2,487
Total current assets	113,817	43,383
Property and equipment, net	3,300	2,382
Right-of-use asset	3,217	2,899
Other long-term assets	354	2,706
Total assets	$120,688	$51,370
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$9,362	$5,809
Current portion of term loan	57,677	53,360
Current portion of lease liabilities	873	905
Accrued expenses and other current liabilities	19,316	15,793
Total current liabilities	87,228	75,867
Convertible notes payable, net of discounts	—	3,103
Public warrant liabilities	12,018	—
Revenue Interest Financing liability	36,600	—
Earn-out liabilities	28,710	—
Lease liabilities, net of current portion	2,514	2,163
Other liabilities	6,374	2,551
Total liabilities	173,444	83,684
Commitments and Contingencies
Legacy convertible preferred stock	—	—
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of September 30, 2023; and no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value — 1,000,000,000 shares authorized as of September 30, 2023; and 47,460,941 and 27,079,856 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	5	3
Additional paid-in capital	140,858	99,875
Accumulated deficit	(193,619)	(132,192)
Total stockholders’ deficit	(52,756)	(32,314)
Total liabilities and stockholders’ deficit	$120,688	$51,370